Exhibit 99.1

PRESS RELEASE
For immediate release - July 31, 2008
Contact: Jim Graham, President/CEO
(910) 641-0044

Waccamaw Bankshares, Inc. Announces Earnings
for the Second Quarter of 2008

July 31, 2008

Whiteville, NC - Waccamaw Bankshares, Inc. (NASDAQ: WBNK) (the “Company”), the parent company of Waccamaw Bank (the “Bank”), reported net income for the quarter ending June 30, 2008 of $469,686 or $0.09 per basic share as compared to $1,081,649 or $0.18 per basic share for the quarter ending June 30, 2007. For the six months ended June 30, 2008, the Company reported earnings of $980,029 or $0.18 per basic share as compared to $2,076,127 or $0.39 per basic share for the six months ended June 30, 2007. Financial results during 2008 continue to be impacted by net interest margin compression resulting from the lower interest rate environment caused by the Federal Reserves’ 325 basis points rate reductions since September 2007, including a 200 basis points decrease since January 1, 2008. As a result, Waccamaw reported a net interest margin for the second quarter of 3.14% versus 4.00% in the second quarter of 2007. However, this represented an increase of 24 basis points over the net interest margin reported for the first quarter 2008. Earnings in the first half of 2008 were also impacted by expenses related to the opening of five offices in 2007, including four offices opened in December of 2007 acquired from the BB&T/Coastal Federal merger.

Jim Graham, President and CEO of Waccamaw Bankshares, Inc. commented, “The effects of net interest margin compression continue to impact comparisons with 2007 results. Importantly, though, the expansion of our net interest margin during the second quarter was quite positive and we look forward to an improving margin in the second half of the year.”

As of June 30, 2008, Waccamaw Bankshares reported total assets of $546,229,067, a 25.8% increase over the prior year balance. Total deposits increased by 21.4% to $428,193,159 while total loans increased by 15.3% to $381,712,239 when compared to the same reporting date in 2007.

“In connection with our financial results, I am pleased to announce that our Bank was recently recognized by U.S. Banker magazine as one of America’s Top 200 Community Banks based on a three year return on average shareholders’ equity. I believe our history of strong financial performance as evidenced by this recognition, combined with the recently announced capital raising transactions, positions the Company to emerge as the leading community bank within our operating markets. During the second of half of 2008, the Bank will continue to proactively monitor the credit quality of our loan portfolio, focus on expanding our net interest margin, control expenses and improve the operations of our newly opened financial centers,” concluded Graham.

Waccamaw Bank, the primary subsidiary of Waccamaw Bankshares, Inc., is a state chartered bank operating sixteen offices in Whiteville, Wilmington, Shallotte (2), Sunset Beach, Oak Island, Holden Beach, Chadbourn, Tabor City, Southport (2) and Elizabethtown, North Carolina. Offices in South Carolina include Conway (2), Myrtle Beach, and Heath Springs. There is presently one office under construction in Little River, South Carolina which is anticipated to open in early August 2008. In addition to primary banking operations, other related services are provided by Waccamaw Financial Services, an insurance and investment subsidiary. Common stock of Waccamaw Bankshares, Inc. is listed on the NASDAQ Global Market and trades under the symbol WBNK. Additional corporate information, product descriptions, and online services can be located on the Bank's website at http://www.waccamawbank.com.

Information in the press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Waccamaw Bankshares, Inc.'s recent filings wit the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

For more information contact:
Jim Graham
(910) 641-0044